                                                                       Exhibit 2


                            Dated: November 15, 1999





                                JOHN EDMUND HOUGH


                                     - and -


                             MUSE TECHNOLOGIES, INC.





===============================================================================
                                    AGREEMENT
                          for the sale and purchase of
                           the issued share capital of
                            VIRTUAL PRESENCE LIMITED
===============================================================================








                                McCarthy Tetrault
                               Pountney Hill House
                            6 Laurence Pountney Hill
                                 London EC4R 0BL

                          Ref: DMS-LondonUK\4501840\v6

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                                    CONTENTS

Clause                                                                  Page
------                                                                  ----
1     INTERPRETATION......................................................1


2     SALE OF THE SHARES AND PRICE........................................5


3     DEFERRED CONSIDERATION..............................................6


4     PURCHASER'S WARRANTIES..............................................6


5     PRE-COMPLETION UNDERTAKINGS.........................................8


6     COMPLETION.........................................................10


7     RIGHTS OF RESCISSION...............................................12


8     WARRANTIES /INDEMNITY OF THE VENDOR................................13


9     LIMITATIONS ON CLAIMS AND RIGHTS OF SET-OFF........................14


10    ENTIRE AGREEMENT...................................................20


11    VARIATION..........................................................21


12    ASSIGNMENT.........................................................21


13    ANNOUNCEMENTS......................................................22


14    COSTS..............................................................22


15    SEVERABILITY.......................................................23


16    COUNTERPARTS.......................................................23


17    WAIVERS/PURCHASER'S RIGHTS AND REMEDIES............................23


18    FURTHER ASSURANCE..................................................24


19    NOTICES............................................................24


20    GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS.................26

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THIS AGREEMENT is made on November 15, 1999

BETWEEN:

(1) Muse Technologies, Inc., a Delaware corporation, whose registered office is at 1601 Randolph SE, Suite 210, Albuquerque, New Mexico, 87106 (Purchaser)

(2) John Edmund Hough of 29 New Concordia Wharf, Mill Street, London, England SE1 2BB (Vendor)

WHEREAS:

(A) Virtual Presence Limited (Company) is a private company limited by shares incorporated in England. The Vendor is the legal and beneficial owner of 95,000 ordinary shares and NC Manchester Nominees Ltd. is the legal and beneficial owner of 132,000 preference shares and 77,727 cumulative convertible participating preferred ordinary shares, being all of the issued share capital of the Company.

(B) The Vendor has agreed to sell all of the ordinary shares in the capital of the Company to the Purchaser for the consideration and upon the terms set out in this Agreement.



IT IS AGREED as follows:


1 INTERPRETATION

1.1 In this Agreement, the following expressions shall have the following meanings:

1999 Accounts means the Accounts for the Accounting Period ending on 30 September 1999;

Accounting Period means each period commencing on the first day following an accounting reference date and ending on the next following accounting reference date;

Accounting Policies means the accounting policies and practices of the Company applied for the purposes of the 1999 Accounts;

Accounting Standards means the statements of standard accounting practice and financial reporting standards issued pursuant to section 256 of the Companies Act by the Accounting Standards Board Limited or such other body as may be prescribed thereunder by the Secretary of State and any pronouncements of the Urgent Issues Task Force applying from time to time;

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Accounts means in relation to any financial year of the Company or its subsidiaries:

(a) the audited balance sheet at the Accounts Date in respect of that financial year; and

(b) the audited profit and loss account in respect of that financial year,

together with any notes, reports or statements included in or annexed to them;

Accounts Date means, in relation to any financial year of any Group Company, the last day of that financial year;

Board means the board of directors of the Company as constituted from time to time;

BSE means the Boston Stock Exchange;

Business means the business of the Company and its Subsidiaries at the date hereof;

Business Day means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

Claim means any claim for breach of a Warranty or any claim under the Tax Indemnity;

Companies Act means the Companies Act 1985;

Company means Virtual Presence Limited;

Completion means completion of the sale and purchase of the Shares under this Agreement;

Completion Date means 16 November, 1999 or such other date thereafter as may be agreed to in writing between the Vendor and the Purchaser;

Consideration Shares means the 225,317 shares in the common stock of the Purchaser to be allotted and issued to the Vendor as fully paid and non-assessable shares in part satisfaction of the Initial Consideration;

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Deferred Consideration means the additional consideration payable to the Vendor by the Purchaser in accordance with clause 3;

Disclosure Letter means the letter (together with all the documents attached to it) in the agreed form from the Vendor to the Purchaser executed and delivered immediately before the signing of this Agreement;

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Escrow Agreement means the escrow agreement dated the date hereof between the
Vendor, the Purchaser, NC Manchester Nominees Ltd. and Purchaser's Counsel, as trustee;

Exchange Act means the United States Securities Exchange Act of 1934;

financial year shall be construed in accordance with section 224 of the Companies Act;

Group means the Company and the Subsidiaries;

Group Company means any member of the Group;

Initial Consideration means the sum of U.S. $993,650;

Insolvency Act means the Insolvency Act 1986;

Intellectual Property means the following, as applicable, as owned or held on behalf of the Company being, and/or have been, used, or are currently under development for use, in the business of the Company as it has been, is currently or is anticipated to be, conducted:

(i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, computer software programs or applications (in both source and object code form), applications and registrations for any of the foregoing;

(ii) all software and firmware listings fully commented and updated software source code, and complete system build software and instructions related to all software;

(iii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property;

(iv)  all other tangible or intangible proprietary information and materials;
      and

(v) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (iv) above.

LPMPA means the Law of Property (Miscellaneous Provisions) Act 1994;

Last Accounts means, in relation to any Group Company, the Accounts of that company in respect of its financial year ended on the Last Accounts Date;

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Last Accounts Date means 30 September, 1999;

NASDAQ means the Nasdaq Stock Market;

Net Assets means the aggregate value of the consolidated fixed and current assets of the Group less the aggregate amount of the consolidated liabilities of the Group;

Purchaser's Counsel means McCarthy Tetrault, Registered Foreign Lawyers and Solicitors;

Schedules means Schedules 1 to 3 to this Agreement and Schedule shall be construed accordingly;

SEC means the United States Securities and Exchange Commission;

Service Contracts means the service contracts in the agreed form to be entered into on Completion between each of John Hough, David Hendon, Robert Stone, Stuart Cupit and Andrew Connell and the Company;

security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Shares means all the issued ordinary shares in the capital of the Company;

Subsidiaries means the companies whose details are set out in Part B of Schedule 1;

subsidiary and subsidiaries shall be construed in accordance with sections 736 and 736A of the Companies Act;

tax and tax authority have the meanings given to them in the Tax Indemnity;

Taxes Act means the Income and Corporation Taxes Act 1988;

Tax Indemnity means the deed of indemnity, in the agreed form, to be entered into on Completion by the Vendor and the Purchaser;

Time of Completion means 10:00 a.m. (London time) on the Completion Date;

U.S. $ and U.S. Dollars means the lawful currency of the United States of America;

Vendor's Counsel means Collyer-Bristow;

Warranties means the representations and warranties set out in Schedule 2; and

1.2 In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

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(b)  the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)  references to one gender include all genders;

(d) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such modification, amendment, condition or re-enactment would increase or extend the liability of the Vendors under this Agreement;

(e) any statement qualified by the expression to the best knowledge of the Vendor (or the Purchaser) or any other relevant party or so far as the Vendor (or the Purchaser) or any other relevant party are aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry;

(f) any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendor and the Purchaser);

(g) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.3 The Schedules comprise schedules to this Agreement and form part of this Agreement.

2 SALE OF THE SHARES AND PRICE

2.1 The Vendor with full title guarantee agrees to sell the Shares and the Purchaser agrees to purchase the Shares with effect from the Time of Completion, on the terms that the same covenants shall be deemed to be given by the Vendor on Completion in relation to the Shares as are implied under Part I of the LPMPA where a disposition is expressed to be made with full title guarantee. The Shares shall be sold free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them.

2.2 The Consideration for the sale of the Shares is the amount of the Initial Consideration (U.S. $993,650) plus the amount of the Deferred Consideration (U.S. $24,750).

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2.3 The Initial Consideration shall be satisfied by the issue and allotment of the 225,317 Consideration Shares to the Vendor on Completion.

2.4 The Vendor agrees not to sell, transfer, assign or lend (nor will the Vendor agree to sell, transfer, assign, or lend) the Consideration Shares prior to the date which is the closest Business Day to, but which is not less than, the first anniversary date of the Completion Date; provided, however, that the Vendor may pledge the Consideration Shares in order to secure the bona fide indebtedness of the Vendor to an English bank or financial institution incorporated or licensed to carry on business in England (a "lender"), provided that the Purchaser has received

     (i) a certificate of the lender or an authorized signing officer of the lender to the effect that the Vendor has charged the Consideration Shares in favour of the lender to secure the bona fide indebtedness of the Vendor to the lender; and

     (ii) an agreement in writing by the lender to be bound by the provisions of this Agreement.

2.5 The Deferred Consideration shall be satisfied in accordance with clause 3 in the proportions set out therein.

2.6 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase from NC Manchester Nominees Ltd. of all the preference shares and all the cumulative convertible participating preferred ordinary shares is completed simultaneously.

2.7 The Vendor hereby waives any pre-emption rights he may have relating to the Shares, whether conferred by the Company's articles of association or otherwise.

2.8 The Vendor irrevocably authorises the Vendor's Counsel to receive all sums due to the Vendor under this Agreement. Unless otherwise instructed by the Vendor, payment of the portion of the Consideration to be paid in cash is to be made to the Vendor's Counsel by wire transfer drawn on such bank that the Purchaser may nominate. The receipt of the Vendor's Counsel will constitute a full and valid discharge to the Purchaser and the Purchaser will not be required to enquire as to the application of any such payment.

3 DEFERRED CONSIDERATION

3.1 Deferred Consideration equal to U.S. $24,750 in cash will be payable to the Vendor nine months following Completion (i.e. 16 August, 2000 if Completion occurs on 16 November, 1999).

4 PURCHASER'S WARRANTIES

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4.1 Purchaser hereby warrants and represents to the Vendor that:

     4.1.1 Purchaser is a corporation duly organized and validly existing under the laws of Delaware, and its common stock is registered under the Exchange Act. The Purchaser is not in default of any material requirement applicable to it under Delaware corporate law or the Exchange Act or the regulations thereunder and has complied in all material respects with all such requirements. Shares in the common stock of the Purchaser have been listed and posted for trading on NASDAQ and the BSE since November 17, 1998, and the Purchaser is in full compliance with all material requirements of NASDAQ and the BSE applicable to listed companies;

     4.1.2 The Purchaser is not a party to, bound or affected by or subject to any agreement, charter or by-law provision, order, judgment or law which would be violated by, or under which any default would occur or any encumbrance would be created as a result of the execution and delivery by it of this Agreement or any other agreement to be delivered by it at Completion or the performance by the Purchaser of this Agreement or any such other agreement;

     4.1.3 There is no suit, action, litigation, claim, complaint or proceeding, including appeals and applications for review, before any governmental authority or NASDAQ or the BSE in progress or, to the knowledge of the Purchaser pending or threatened against or relating to the Purchaser (including any investigation by any governmental authority or NASDAQ or BSE), or any of its subsidiaries, which, if determined adversely to the Purchaser, would prevent the Purchaser from (i) issuing the Consideration Shares or (ii) fulfilling all of its other obligations under this Agreement, or (iii) would materially adversely affect the business or prospects of the Purchaser and the Purchaser has no knowledge of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success;

     4.1.4 The documents filed by or on behalf of the Purchaser with NASDAQ and the BSE and the SEC at the time of their filing complied as to form in all material respects with the requirements of the Exchange Act, and any other laws, as applicable, pursuant to which those documents were filed and all the information and statements contained therein were at the respective times of filing thereof, true and correct;

     4.1.5 At the time of the delivery or filing thereof, no material fact or information was omitted from such documents which was necessary to make the information and statements contained therein not misleading in light of the circumstances in which they were made;

     4.1.6 The allotment and issue of the Consideration Shares has been duly authorised and upon issue, the Consideration Shares will be validly issued and outstanding as fully paid and non assessable common stock of the Purchaser and the Consideration Shares have not previously been issued;

     4.1.7 This Agreement has been fully authorised, executed and delivered on behalf of the Purchaser and is enforceable against the Purchaser in accordance with its terms.

     4.1.8 Prompt disclosure shall be made to the Vendor of all relevant information which comes to the notice of the Purchaser in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any of the Purchaser's warranties if the warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing.

     4.1.9 No action shall be taken by the Purchaser which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.2 The Purchaser's warranties pursuant to clause 4.1 shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.


5 PRE-COMPLETION UNDERTAKINGS

5.1 Pending Completion, the Vendor shall ensure that:

     5.1.1 each Group Company shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading other than as described in this Agreement;

     5.1.2 each Group Company shall take all reasonable steps to preserve and protect its assets;

     5.1.3 the Purchaser's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to take copies;

     5.1.4 no member of the Group shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

     5.1.5 prompt disclosure is made to the Purchaser's representative of all relevant information which comes to the notice of the Vendors in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

     5.1.6 no dividend or other distribution (within the meaning of section 209 of the Taxes Act) shall be declared, paid or made by any Group Company;

     5.1.7 no share or loan capital shall be allotted, transferred or issued or agreed to be allotted, transferred or issued by any Group Company;

     5.1.8 all transactions between each Group Company and the Vendor shall be on arm's length terms, except as agreed;

     5.1.9 no change shall be made in terms of employment, including pension fund commitments, by any Group Company or by the Vendor (other than those required by law) which could increase the total staff costs of the Group;

     5.1.10 no action is taken by any member of the Group or by the Vendor which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.2 Pending Completion the Purchaser shall ensure that:-

     5.2.1 prompt disclosure is made to the Vendor of all relevant information which comes to the notice of the Purchaser in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

     5.2.2 no action is taken by the Purchaser which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.3 Pending Completion, the Vendor shall ensure that the Company consults fully with the Purchaser in relation to any matters which may have a material effect upon the Company and that, without the prior consent of the Purchaser, which consent will not be unreasonably withheld, no Group Company shall:

     5.3.1 enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure in excess of (pound)50,000 or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Company save in all cases in the normal course of business of the Company;

     5.3.2 agree to any variation of any existing contract to which that Group Company is a party and which may have a material effect upon the nature or scope of the operations of the Group;

     5.3.3 (whether in the ordinary and usual course of business or otherwise) acquire or dispose of, or agree to acquire or dispose of, any business or any asset having a value in excess of (pound)50,000; or

     5.3.4 enter into any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

6 COMPLETION

6.1 The sale and purchase of the Shares shall be completed at the offices of the Purchaser's Counsel. The events referred to in the following provisions of this clause 6 shall take place on Completion except clause 6.5 which shall take place immediately following Completion.

6.2 The Vendor shall deliver (or cause to be delivered) to the Purchaser:

     6.2.1 duly executed transfers in respect of the Shares, together with the relative share certificates as follows;



         Transferor                  Transferee           # and type of Shares
         ----------                  ----------           --------------------
         John Edmund Hough           Purchaser            95,000 ordinary

     6.2.2 share certificates in the name of the Company in respect of all of the issued shares held by the Company in the capital of each of the Subsidiaries except that in relation to SIM Team SARL, the Company's interest shall be ownership of not less than 74% of the voting equity in such company;

     6.2.3 an original of the Tax Indemnity duly executed by the Vendor;

     6.2.4 the Certificates of Incorporation, Common Seal, Share Register and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Completion) of the Company and of each Group Company;

     6.2.5 all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder(s) of the Shares;

     6.2.6 a release from Intelligent Systems Solutions Ltd. ("ISS"), in a form acceptable to the Purchaser, in respect of indebtedness originally owed by VR Solutions Limited to ISS;

     6.2.7 each of John Hough, David Hendon, Robert Stone, Stuart Cupit and Andrew Connell's respective duly executed Service Contract save that, in respect of Andrew Connell, the said Service Contract shall be delivered as soon as practicable following Completion.

6.3 The Vendor shall procure that resolutions of the Board are passed by which the following business is transacted:

     6.3.1 the registration (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 6.2 and the transfers of all shares purchased by the Purchaser from NC Manchester Nominees Ltd. is approved.

     6.3.2 effective upon Completion, the acceptance of the resignations of Robert Alladice, Robert Stone, Michael Walker and John Cumberland from the Board;

6.4 The Purchaser shall:

     6.4.1 in satisfaction of its obligations under clause 2.3.4, cause such Consideration Shares (constituting the Initial Consideration) to be allotted to the Vendor credited as fully paid, the Vendor's name to be entered in the register of shareholders and certificates in respect of the Consideration Shares to be delivered to the Vendor bearing the following legends:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A CERTAIN SHARE PURCHASE AGREEMENT DATED NOVEMBER 15, 1999, COPIES OF WHICH MUSE

     TECHNOLOGIES, INC. WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE."

     6.4.2 deliver to the Vendor an original of the Tax Indemnity duly executed as a deed by the Purchaser; and

     6.4.3 deliver to the Vendor a copy of each of the minutes (certified by a duly appointed officer as true and correct) of the Purchaser authorising the execution and performance by the Purchaser of their obligations under this Agreement and each of the other documents to be executed by the Purchaser.

Any payment made in accordance with clause 6.4.1 shall constitute a good discharge for the Purchaser of its obligations under clause 2.3 and the Purchaser shall not be concerned to see that the funds are applied in payment to the Vendor.

6.5 If the Vendor fails or is unable to perform any material obligation required to be performed by the Vendor pursuant to clause 6.2 by the last date on which Completion is required to occur, the Purchaser shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the Vendor:

     6.5.1 rescind this Agreement without liability on the part of the Purchaser; or

     6.5.2 elect to complete this Agreement on that date, to the extent that the Vendor is ready, able and willing to do so, and specify a later date on which the Vendor shall be obliged to complete the outstanding obligations of the Vendor; or

     6.5.3 elect to defer the completion of this Agreement by not more than twenty (20) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 7.6 shall apply, mutatis mutandis, if the Vendor fails or is unable to perform any such obligations on such other date.


7 RIGHTS OF RESCISSION

7.1 The Vendor (being a party for the purpose of this clause 7) and/or the Purchaser (being a party for the purpose of this clause 7) shall have the right to rescind this Agreement if, prior to Completion:

     7.1.1 the other party is in breach of any of its obligations pursuant to this Agreement; or

     7.1.2 in the case of the Purchaser only, there is any material breach of the Warranties which would entitle the Purchaser to make a claim against the Vendor and which cannot be remedied within 15 Business Days of notice of breach having been given by the Purchaser; or

     7.1.3 in the case of the Vendor only, there is any breach of the warranties given by the Purchaser under clause 4.1 which would entitle the Vendor to make a claim against the Purchaser and which cannot be remedied within 15 Business Days of notice of breach having been given by the Vendor.

7.2 If any of the parties wishes to exercise its right to rescind it shall do so by giving written notice to the other party's solicitors.

7.3 The right to rescind is in addition to any other remedy which may be available to the party exercising such right. The exercise or failure to exercise the right will not constitute a waiver of any other remedy.


8 WARRANTIES /INDEMNITY OF THE VENDOR

8.1 Subject to clause 9, the Vendor represents and warrants to the Purchaser in the terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties are subject to the matters fairly disclosed in the Disclosure Letter.

8.2 The Vendor agrees to waive the benefit of all rights (if any) which the Vendor may have against any Group Company, or any present or former officer or employee of the Company, on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Vendor undertakes not to make any claim in respect of such reliance save that the Vendor shall be entitled to be repaid all monies owing to the Vendor out of the Vendor's Directors Loan Account up to the sum of (pound)5,000.

8.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

8.4 Subject to any amended Disclosure Letter delivered immediately before Completion, the Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

9 LIMITATIONS ON CLAIMS AND RIGHTS OF SET-OFF

9.1 The Vendor shall not be under any liability in respect of any Claim under the Warranties or the Tax Indemnity and any such Claim shall be wholly barred and enforceable unless written notice of such Claim setting out full details of the relevant Claim (including the grounds on which such Claim is based and the amount Claimed to be payable in respect thereof) shall have been served upon the Vendor by the Purchaser:

(a) in the case of a Claim under the Warranties (other than the Warranties relating to Tax) by not later than 5.00 p.m. (London time) on the second anniversary of the date hereof; and

(b) in the case of a Claim under the Warranties relating to Tax or the Tax Covenant by not later than 5.00 p.m. (London time) on the sixth anniversary of the date hereof and the liability of the Vendor for any Claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant Claim has been agreed by the Vendor within six months of the date of such written notice) if either:

(i) legal proceedings have not been instituted in respect of such Claim by the due service of process on the Vendor; or

(ii) in the event that the Vendor shall make in respect thereof a request pursuant to clause 9.6(b) below, if legal proceedings have not been instituted by the Purchaser in respect of such Claim by the due service of process on the Vendor pursuant to clause 9.6(b) below judgement is given by the court of competent jurisdiction in respect of such proceedings as shall have been instituted by the Purchaser pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Vendor or on which the Vendor and the Purchaser agree that proceedings or other action against the third party shall be abandoned.

For the purpose of this clause 9.1 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Vendor.

9.2 The Vendor shall be under no liability in respect of any Claim under the Warranties or the Tax Indemnity:

(a) where the liability of the Vendor in respect of that Claim would (but for this clause) have been less than (pound)500; or

(b) unless and until and only to the extent that the liability in respect of that Claim (not being a Claim for which liability is excluded under clause 9.2(a) above) when aggregated with the liability of the Vendor in respect of all other such Claims shall exceed (pound)50,000.

(c) where the aggregate amount exceeds U.S.$1,000,000 unless at the time the Claim is due to be paid the Market Price of the Consideration Shares is greater than U.S.$1,000,000 in which case the maximum liability as set out in this clause shall be equal to the amount of the said Market Price. For these purposes, "Market Price" shall be equal to 225,317 multiplied by the weighted average trading price of the common stock of the Purchaser on NASDAQ for the 60 days immediately preceding the date the subject Claim is due to be paid by the Vendor.

9.3 None of the limitations contained in clause 9.1 shall apply to any breach of any Warranty which (or the delay in discovery of which) is the consequence of dishonest, deliberate or reckless mis-statement, concealment or other fraudulent conduct by the Vendor.

9.4 The Vendor shall be under no liability in respect of any Claim under the Warranties to the extent that the facts or circumstances giving rise thereto are disclosed in the Disclosure Letter or provided for or stated to be exceptions under the terms of this Agreement.

9.5 The Vendor shall not be liable for any Claim if and to the extent that the matter is specifically provided or reserved for in the Last Accounts.

9.6 If the Purchaser becomes aware that any claim has been made against any Group Company by a third party after Completion which is likely to result in the Purchaser being entitled to make a Claim against the Vendor in respect of a breach of any Warranty:

(a) the Purchaser shall give notice of such claim to the Vendor as soon as reasonably practicable and shall procure that the relevant Group Company shall give the Vendor all reasonable facilities to investigate any such claim;

(b) the Purchaser shall cause the relevant Group Company to take such action as the Vendor shall reasonably request to avoid, resist or compromise any such claim (subject to the relevant Group Company being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Vendor against all losses, costs, damages and expenses, including those of its legal advisers, incurred in connection with such claim);

(c) the Purchaser shall cause the relevant Group Company to consult as fully as is reasonably practicable with the Vendor as regards the conduct of any proceedings arising out of such claim.

9.7 The Vendor makes no representation and gives no warranty or undertaking to the Purchaser save only as and to the extent expressly set out in this Agreement. The Vendor disclaims all liability and responsibility for any representation, warranty, statement, opinion, or information made or communication (orally or in writing) to the Purchaser (including, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Purchaser by any officer, director, employee, agent, consultant or representative of any Group Company) or otherwise made available by or on behalf of the Vendor.

9.8 The Vendor shall have no liability whatsoever (whether in contract, tort or otherwise) in respect of a Claim (excluding a Claim arising under the Tax Indemnity) if and to the extent that:

     9.8.1 the Claim is primarily attributable to the acts or omissions of the Purchaser or any of its officers, employees or agents;

     9.8.2 the Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting or commercial practices or any taxation reporting practice or the length of any accounting period for taxation purposes of the Purchaser or the Company;

     9.8.3 the matter giving rise to the Claim arises (in whole or in part) from any event before or after Completion at the request or direction of the Purchaser;

     9.8.4 the matter giving rise to the Claim was allowed, provided for or reserved in the Accounts or was specifically referred to or taken into account in the Accounts or in the notes to the Accounts or, in connection with generally accepted accounting principles, has not been so taken account of or referred to;

     9.8.5 the Claim or the events giving rise to the Claim would not have arisen but for an act, omission or transaction of the Purchaser otherwise than in the ordinary and proper course of the business of the Purchase as at present carried on or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Purchaser under the provisions of any statutes relating to Tax;

     9.8.6 the Claim is based upon the liability which is contingent only, unless and until such contingent liability becomes an actual liability;

     9.8.7 the Claim occurs wholly or party out of or the amount thereof is increased as a result of:

     (i)   any increase in the rates of taxation made after the date hereof; or

     (ii) any change in law or regulation or in its interpretation or administration after the date hereof by the English courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law); or

     (iii) any change in the accounting reference date of the Company and/or any of the Subsidiaries after the date hereof.

     9.8.8 the Claim relates to a Claim or liability for taxation and would not have arisen but for any winding-up or cessation after completion of any business or trade carried on by the Purchaser;

     9.8.9 the Claim is attributable to any tax (as defined in the Tax Indemnity) which has been or is (whether before or after Completion) deferred by reference to or by virtue of any claim, notice or election or other relevant event (as defined in the Tax Indemnity) occurring prior to Completion and which ceases after Completion to be deferred.

9.9 Neither the Purchaser nor the Company shall be entitled to recover more than once in respect of the same circumstances giving rise to a Claim.

9.10 The Vendor shall not be liable to the extent that the matter giving rise to the Claim is an amount for which any Group Company has recovered from any person other than the Vendor whether under any provision of applicable law, insurance policy or otherwise howsoever or the loss or damage giving rise to the Claim is recoverable by the Purchaser under any policy of insurance or would have been so recoverable but for any change in the terms of insurance since the date of this Agreement.

9.11 If the Purchaser becomes aware of any matter which might give rise to a Claim the following provisions shall apply:-

     9.11.1 the Purchaser shall immediately give detailed written notice to the Vendor of the matter and shall consult with the Vendor with respect to the matter;

          9.11.1.1 the Purchaser shall provide to the Vendor and the Vendor's professional advisers full access to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Purchaser for the purpose of investigating the matter and/or enabling the Vendor to take such action as is referred to in this clause;

          9.11.1.2 the Purchaser shall retain and preserve all relevant assets, documents, records and information within the power, possession or control of the Purchaser of, or relating to the Company which are or may be relevant in connection with any Claim for so long as any actual or prospective Claims remain outstanding;

          9.11.1.3 the Purchaser shall take such action and institute such proceedings, and give such information and assistance, as the Vendor may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Vendor) the rights of any Purchaser in relation to the matter;

          9.11.1.4 the Vendor shall indemnify the Purchaser for all reasonable costs and expenses properly incurred as a result of any such request or nomination by the Vendor;

          9.11.1.5 the Purchaser shall not make any admission of liability in respect of or compromise or settle the matter without the prior written consent of the Vendor.

     9.11.2 The Purchaser confirms that at the date of this Agreement it is not aware of any breach of Warranty or of any circumstances which might give rise to a Claim.

9.12 In assessing any liabilities damages or other amounts recoverable by the Purchaser as a result of any Claim under the Warranties there shall be taken into account any benefit accruing to the Purchaser including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained or obtainable by the Purchaser and any amount by which any taxation for which the Purchaser may be liable to be assessed or accountable is reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such Claim.

9.13 No liability will arise and no Claim may be made under any of the Warranties to the extent that the matter giving rise to such Claim is remediable unless within the period of 90 days following the Purchaser becoming aware of such matter the Purchaser shall have given written notice thereof to the Vendor and such matter shall not have been remedied to the reasonable satisfaction of the Purchaser within the period of 90days following the date of service of such notice.

9.14 No liability in respect of any Claim for tax under the Warranties shall become payable:

(a) in the case of a Claim for taxation involving an actual payment of tax or the loss or set off of a relief against taxation, prior to the date on which a payment of taxation becomes finally due and payable under or in consequence of the Claim for taxation in question; or

(b) in the case of a Claim for taxation involving the loss of or reduction of a right to repayment of taxation, prior to the day on which any repayment or increased repayment of taxation which , but for such Claim for taxation would have been available, would have been due.

9.15 Any payment made under the Warranties or the Tax Indemnity shall to the extent possible be by way of reduction in the consideration payable by the Purchaser for the Shares.

9.16 The Purchaser will take or procure the taking of all such reasonable steps and action as are necessary or as the Vendor may require in order to mitigate any claim under the Warranties and the Purchaser shall act in accordance with such request. Nothing in this agreement shall or shall be deemed to relieve the Purchaser or any common law or other duty to mitigate any loss or damage incurred by it.

9.17 No liability (whether in contract tort or otherwise) shall attach to the Vendor in respect of any Claim under the Tax Indemnity to the extent that the facts or circumstances giving rise to the Claim also give rise to a Claim under the Warranties and the Vendor shall have satisfied such Claim. In such circumstances, Claims under the Warranties shall be made in priority to Claims under the Tax Indemnity. The Purchaser shall only Claim under the Tax Indemnity to the extent that the liability of the Vendor thereunder exceeds the damages obtained by the Purchaser in its Claim for breach of the Warranties.

9.18 Payment of any Claim under the Warranties or the Tax Covenant shall pro tanto satisfy and discharge any other Claim under either which is capable of being made in respect of the same subject matter.

9.19 If any Claim which has resulted in a payment having been made by the Vendor under this Agreement has given rise to a Relief (as defined in the Tax Indemnity) for the Company or any of its Subsidiaries or the Purchaser which would not otherwise have arisen, then:

      (i) the Purchaser shall procure that full details of the Relief are given to the Vendor as soon as reasonably practicable;

      (ii) the Purchaser shall procure that the Company uses the Relief (to the extent permitted by law) as soon as reasonably practicable; and

      (iii) as and when the liability of the Company or the Subsidiary or the Purchaser to make an actual payment of or in respect of Taxation (as defined in the Tax Indemnity) is reduced by reason of that Relief from the amount that the liability would have been but for the availability of that Relief the Purchaser shall make a payment to the Vendors of an amount equal to the amount by which that liability is so reduced.

9.20 Without prejudice to any other rights the Purchaser may have, the Purchaser shall have the right to set-off and retain the amount of any liability owing to the Purchaser as a result of either of the Vendor defaulting under any of their obligations under either:

      (i)   this Agreement; or

      (ii)  the Tax Indemnity;

against any amount of the Deferred Consideration owing to the Vendor; provided, that the Purchaser's right to set-off shall be limited to cases where (a) the amount owed to the Purchaser has been agreed between the Purchaser and the Vendor; (b) the amount owed to the Purchaser has been finally judicially determined to be owing to the Purchaser; (c) a third party has claimed from the Purchaser a specified amount (or the Purchaser have estimated in good faith such amount in respect of such claim) within the survival periods specified in clauses 9.1 hereof; or (d) the Purchaser has provided the Vendor with a notice (which notice shall include the Purchaser's good faith estimate of this amount in respect of such claim) or the assertion of any other claim (other than frivolous claims), or the commencement of any suit, action or proceeding in respect of which indemnity may be sought pursuant to clause 10 within the survival periods specified in clauses 9.1 hereof. If the Purchaser purports to set-off any amounts under Clause 9.20(d) it will commence judicial or arbitration proceedings not later than 90 days from the date on which notice of the Set-off Amount has been given by the Purchaser if proceedings have not by that time been commenced by any other party.

9.21 Any amount which has been set-off pursuant to clause 9.20 but which subsequently is shown not to have been a true liability of the Vendor or in the case of clause 9.20(c) is not pursued or recovered by the third party, shall immediately become repayable to the Vendor.

9.22 For the purposes of this clause 9, Set-Off Amount shall mean any amount determined pursuant to clauses 9.20(a),(b), (c) or (d).


10 ENTIRE AGREEMENT

10.1 This Agreement and the Disclosure Letter and the Tax Indemnity together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

11 VARIATION

11.1 No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

11.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.


12 ASSIGNMENT

12.1 It is acknowledged and agreed by the Vendor that the Purchaser may at any time following Completion effect an intra-group reorganisation whereby the Purchaser may sell or transfer all or any of the Shares or the business and assets of the Company to any other affiliate of the Purchaser following Completion, or sell all or any of the Shares to a third party or parties following the date of this Agreement. Accordingly, subject to clause 12.2 the Vendor agrees that the benefit of this Agreement, the Warranties and any other provision of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendor to, and may be enforced by, any affiliate of the Purchaser or any third party which is the legal and/or beneficial owner for the time being of any or all of the Shares or the business and assets of the Group as if it were the Purchaser under this Agreement.

12.2 If the benefit of the whole or any part of this Agreement is assigned by the Purchaser to any affiliate of the Purchaser in accordance with clause 12.1 that affiliate of the Purchaser may at any time assign the same to any other affiliate of the Purchaser and where any such assignee subsequently ceases to be an affiliate of the Purchaser the Purchaser shall procure that before it so ceases it shall assign that benefit to the Purchaser or to another continuing affiliate of the Purchaser.

12.3 The Purchaser may assign its rights under this Agreement by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares. The Purchaser acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under such finance arrangements.

12.4 The parties acknowledge and agree that if the Purchaser assigns the benefit of this Agreement in whole or in part to any other person the liabilities of the Vendor under this Agreement to the Purchaser and its affiliates shall be no greater, and no less, than such liabilities would have been had the assignment not occurred.

12.5 Immediately after any assignment in accordance with this clause 12 the Purchaser will give written notice of the assignment to the Vendor containing details of the assignment including the identity of the assignor and assignee.

12.6 Save as provided in clauses 12.1 to 12.5, neither party shall be entitled to assign the benefit of any provision of this Agreement without the prior written consent of the other party.

12.7 Any purported assignment in contravention of this clause 12 shall be void.


13 ANNOUNCEMENTS

13.1 Except as required by law or by any stock market/exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser or the Group without the prior written approval of the other the Vendor and the Purchaser (such approval not to be unreasonably withheld or delayed), during any period before or within three (3) months after Completion.

13.2 Where any announcement or disclosure is made in reliance on the exception in clause 13.1, the party making the announcement or disclosure will use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the announcement or disclosure.


14 COSTS

14.1 Subject to clause 14.2, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement and any related agreements or documents.

14.2 The Purchaser shall bear all stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement or of its implementation.

15 SEVERABILITY

15.1 If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

16 COUNTERPARTS

16.1 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.


17 WAIVERS/PURCHASER'S RIGHTS AND REMEDIES

17.1 No failure or delay by the Purchaser in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

17.2 The rights and remedies of the Purchaser under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

17.3 The rights and remedies of the Purchaser under this Agreement shall not be affected, and the Vendor's liabilities under this Agreement shall not be released, discharged or impaired, by (i) Completion, (ii) any investigation made into the affairs of any Group Company or any knowledge held or gained of any such affairs by or on behalf of the Purchaser (except, in respect of the Warranties only, for matters fairly and reasonably disclosed in the Disclosure Letter), (iii) subject to compliance with the notice requirements in clause 19, the expiry of any limitation period prescribed by law but without prejudice to clause 9, or (iv) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

18 FURTHER ASSURANCE

18.1 The Vendor and the Purchaser agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser or Vendor may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser or Vendor, as the case may be, the full benefit of the assets, rights and benefits to be transferred to the Purchaser or Vendor under this Agreement.

18.2 The Vendor shall procure that there is made available to the Purchaser at such time(s) and place(s) as the Purchaser may reasonably direct all information in the possession or under the control of the Vendor which the Purchaser may from time to time reasonably require, whether before or after Completion, in relation to the business and affairs of the Company.


19 NOTICES

19.1 Any notice or other communication to be given by one party to the other/any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 19.2, or delivering it by hand, or sending it by pre-paid recorded delivery or registered post, to the address set out in clause 19.2 and in each case marked for the attention of the relevant party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19). Any notice so served by hand, fax or post shall be deemed to have been duly given:

     (a)  in the case of delivery by hand, when delivered;

     (b)  in the case of fax, at the time of transmission;

     (c) in the case of prepaid recorded delivery or registered post, at 10:00 a.m. on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 4:30 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

19.2 The addresses and fax numbers of the parties for the purpose of clause 19.1 are as follows:

Vendor

For the attention of:      John Edmund Hough
Address:                   29 New Concordia Wharf
                           Mill Street
                           London, England SE1 2BB


With a copy to:            John Bailey
Address:                   Collyer-Bristow
                           4 Bedford Road
                           London WC1R 4DF

Fax:                       0171 405 0555



Purchaser

                           c/o Brian Clark
Address:                   Muse Technologies, Inc.
                           1601 Randolph S.E.
                           Albuquerque, New Mexico
                           87106

Fax:                       001 505 766-9123

With a copy to:            Robert J. Brant
Address:                   McCarthy Tetrault
                           Pountney Hill House
                           6 Laurence Pountney Hill
                           London EC4R 0BL

Fax:                       0171 618-2880


19.3 A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 19, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

19.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

20 GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

20.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

20.2 Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

20.3 The Vendor irrevocably consents to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                   SCHEDULE 1

                        THE COMPANY AND THE SUBSIDIARIES

                                     PART A

                             Details of the Company

1.       Name:                                   Virtual Presence Limited

2.       Date of Incorporation:                  July 26, 1991

3.       Place of Incorporation:                 England

4.       Class of Company:                       Private Limited Company

5.       Registered Number:                      02632764

6.       Registered Office:                      Pridie Brewster, Carolyn House, 29-31 Greville
                                                 Street, London, EC1N 8RB

7.       Directors:                              Robert H. Allardice, Nigel A. Eldred, David E.
                                                 Hendon, John E. Hough, Robert J. Stone, Michael J.
                                                 Walker

8.       Secretary:                              Toby M.S. Jenkins

9.       Authorised Capital:                     95,000 Ordinary Shares
                                                 132,000 Preference Shares
                                                 77,727 Cumulative, Convertible, Participating,
                                                 Preferred Ordinary Shares Shares

10.      Issued Capital:                         95,000 Ordinary Shares
                                                 132,000 Preference Shares
                                                 77,727 Cumulative, Convertible, Participating,
                                                 Preferred Ordinary Shares Shares

11.      Registered Shareholders:                John E. Hough (95,000 Ordinary
                                                 Shares); NC Manchester Nominees
                                                 Ltd. (132,000 Preference Shares
                                                 and 77,727 Cumulative,
                                                 Convertible, Participating,
                                                 Preferred Ordinary Shares)

12.      Accounting Reference Date:              31 March

13.      Auditors:                               Pridie Brewster



14.      Tax Residence:                              UK

15.      Subsidiaries:                               VR Solutions Limited,  VP
                                                     Medical Limited,  Virtual
                                                     Presence, Inc., SIM Team SARL

16.      Mortgages and Charges:

(1)      Chargee:                                    Barclays Bank plc
         Date of Registration:                       14/04/94
         Date of Creation and Type of Charge         31/03/94; Debenture
         Amount Secured by Charge:                   All monies due or to become due to
                                                     the Chargee
         Particulars of Charge:                      Fixed and Floating Charge over
                                                     undertaking and all property and
                                                     assets of Company present and future

(2)      Chargee:                                    Lloyds Bank plc
         Date of Registration:                       12/04/96
         Date of Creation and Type of Charge         12/04/96; Debenture
         Amount Secured by Charge:                   All monies due or to become due to
                                                     the Chargee
         Particulars of Charge:                      Fixed and Floating Charge over
                                                     undertaking and all property and
                                                     assets of Company present and future

(3)      Chargee:                                    International Factors Limited
         Date of Registration:                       26/06/97
         Date of Creation and Type of Charge         20/06/97; Fixed Charge on factored
                                                     debts and Floating Charge on
                                                     receipts of other debts
         Amount Secured by Charge:                   All monies due or to become due to
                                                     the Chargee
         Particulars of Charge:                      All debts the subject of a
                                                     Factoring Agreement and all other
                                                     amounts now or at any time owing or
                                                     becoming due to the Chargor

(4)      Chargee:                                    GLE Invoice Finance Limited
         Date of Registration:                       17/06/98;
         Date of Creation and Type of Charge         16/06/98; Fixed and Floating Charge;
         Amount Secured by Charge:                   All monies due or to become due to
                                                     the Chargee


         Particulars of Charge:                      Any debt purchased or purported to
                                                     be purchased pursuant to the
                                                     Agreement which fails to vest and all
                                                     indebtedness owing on any account
                                                     other than the purchased debts and
                                                     such money which the Chargor may
                                                     receive in respect of other debts

(5)      Chargee:                                    PT Northern Limited
         Date of Registration:                       26/06/98
         Date of Creation and Type of Charge         23/06/98; Deed
         Amount Secured by Charge:                   (pound)16,743.75 pursuant to Lease
         Particulars of Charge:                      The amount of (pound)16,743.75

                                              PART B
                                     Details of Subsidiaries

1.         Name:                                   VR Solutions Limited

2.         Date of Incorporation:                  December 6, 1994

3.         Place of Incorporation:                 England

4.         Class of Company:                       Private Limited Company

5.         Registered Number:                      03004262

6.         Registered Office:                      Carolyn House, 29-31 Greville Street, London EC1N 8RB

7.         Directors:                              Philip A. Connell, Robert J. Stone, David E. Hendon, John E. Hough

8.         Secretary:                              John E. Hough

9.         Authorised Capital:                     (pound)100.00 (100 ordinary shares of (pound)1.00 each)

10.        Issued Capital:                         1

11.        Registered Shareholders:                Virtual Presence Limited

12.        Accounting Reference Date:              31 March

13.        Auditors:                               Pridie Brewster

14.        Tax Residence:                          UK

15.        Subsidiaries:                           None

16.        Mortgages and Charges:                  None


                                              PART B

1.         Name:                                   VP Medical Limited

2.         Date of Incorporation:                  May 1, 1998

3.         Place of Incorporation:                 England

4.         Class of Company:                       Private Limited Company

5.         Registered Number:                      03566959

6.         Registered Office:                      Pridie Brewster, Carolyn House, 29-31 Greville Street,
                                                   London, EC1N 8RB

7.         Directors:                              David E. Hendon, John E. Hough

8.         Secretary:                              John E. Hough

9.         Authorised Capital:                     (ordinary shares of (pound)1.00 each)

10.        Issued Capital:                         2

11.        Registered Shareholders:                Virtual Presence Limited

12.        Accounting Reference Date:              31 March

13.        Auditors:                               None

14.        Tax Residence:                          UK

15.        Subsidiaries:                           None

16.        Mortgages and Charges:                  None


                                              PART B

                                  Details of Subsidiaries (cont)

1.         Name:                                   Virtual Presence (Europe) Limited.

2.         Date of Incorporation:                  October 22, 1999

3.         Place of Incorporation:                 England

4.         Class of Company:                       Private Limited Company

5.         Registered Number:                      3863584

6.         Registered Office:                      Pridie  Brewster, Carolyn House, 29-31 Greville Street,
                                                   London, EC1N 8RB

7.         Directors:                              John Hough

8.         Secretary:                              Toby Jenkins

9.         Authorised Capital:                     (pound)(100 ordinary shares of (pound)1.00 each)

10.        Issued Capital:                         1

11.        Registered Shareholders:                Virtual Presence Limited

12.        Accounting Reference Date:              31 March

13.        Auditors:

14.        Tax Residence:                          UK

15.        Subsidiaries:                           None

16.        Mortgages and Charges:                  None


                                              PART B

1.         Name:                                   Virtual Presence, Inc.

2.         Date of Incorporation:                  May 13, 1999

3.         Place of Incorporation:                 Delaware

4.         Class of Company:                       Private Company

5.         Registered Number:

6.         Registered Office:                      c/o The Corporation Trust Company, 1209 Orange Street,
                                                   Wilmington, Delaware 19801

7.         Directors:

8.         Secretary:

9.         Authorised Capital:                     US $2,000 (200,000 shares of common stock with a par value of US $0.01 per share each)

10.        Issued Capital:                         20,000

11.        Registered Shareholders:                Virtual Presence Limited

12.        Accounting Reference Date:

13.        Auditors:

14.        Tax Residence:                          United States

15.        Subsidiaries:                           None

16.        Mortgages and Charges:


                                              PART B

1.         Name:                                   SIM Team SARL

2.         Date of Incorporation:

3.         Place of Incorporation:                 France

4.         Class of Company:                       Societe a Responsabilite Limitee

5.         Registered Number:

6.         Registered Office:                      11 Boulevard Brune, Paris 75014, France

7.         Managing Directors:

8.         Secretary:

9.         Authorised Capital:                     FF580,000 (580,000 shares of FF1 each)

10.        Issued Capital:                         5,800

11.        Registered Shareholders:                Virtual Presence Limited (4,300 shares)
                                                   C.Treguier (500 shares)
                                                   P. Chevalier (500 shares)
                                                   P. Limantour (500 shares)

12.        Accounting Reference Date:

13.        Auditors:

14.        Tax Residence:                          France

15.        Subsidiaries:                           None

16.        Mortgages and Charges:


                                   SCHEDULE 2

                                 THE WARRANTIES



                                 PART A: GENERAL

INFORMATION

THE VENDOR AND THE GROUP

Authorisations

1.1 The Vendor has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their obligations under this Agreement.

The Company and the Shares

1.2(a) All of the Shares are fully-paid or properly credited as fully-paid and the Vendor is the sole legal and beneficial owner of them free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption and in particular any rights that any former shareholders of the Company might have against the Company) of any nature whatsoever.

(b) The information in respect of the Company set out in Part A of Schedule 1 is true, accurate and complete.

The Subsidiaries

1.3(a) The Company is (or a Subsidiary is) the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever.

(b) The information in respect of each of the Subsidiaries set out in Part B of
Schedule 1 is true, accurate and complete.

Other Interests

1.4 No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking other than the Subsidiaries.

FINANCIAL MATTERS

Accounts

2.1(a) The Last Accounts give a true and fair view of the state of affairs of each Group Company as at the Last Accounts Date and of its results for the financial year ended on the Last Accounts Date.

(b)  Without limiting the generality of paragraph (a):

(i) the Last Accounts of each Group Company make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the relevant Group Company as at the Last Accounts Date in accordance with generally accepted accounting principles of the United Kingdom then in force;

(ii) the Accounts of each Group Company for each of the last three (3) financial years ended on the Last Accounts Date were prepared under the historical cost convention, complied with the requirements of all relevant laws then in force and with all Accounting Standards and generally accepted accounting principles of the United Kingdom then in force;

(iii) all work-in-progress valued in the Last Accounts of each Group Company was valued at figures not exceeding the amounts which could in the circumstances existing at the Last Accounts Date reasonably be expected to be realised in the normal course of carrying on the business of the relevant Group Company;

(iv) the method of valuing work-in-progress and the basis of depreciation and amortisation adopted in the Last Accounts of each Group Company were the same as those adopted in the Accounts of the relevant Group Company for each of its two (2) financial years preceding the financial year ended on the Last Accounts Date;

(v) the rate of depreciation adopted by each Group Company in its Accounts for each of its three (3) financial years ended on the Last Accounts Date was sufficient for each of the fixed assets of the relevant Group Company to be written down to nil by the end of its useful life;

(vi) except as stated in its Accounts, no changes in the Accounting Policies were made by any Group Company in any of its three (3) financial years ended on the Last Accounts Date;

(viii) the results shown by the Accounts of each Group Company for the three (3) financial years ended on the Last Accounts Date were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

Management Accounts

2.2(a) The management accounts of each Group Company for the period 1 October 1999 to 15 November were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounts Date.

(b) Having regard to the purpose for which such unaudited management accounts were prepared, they are not misleading in any material respect and neither materially over-state the value of the assets nor materially under-state the liabilities of any Group Company as at the dates to which they were drawn up and do not materially over-state the profits of any Group Company in respect of the periods to which they relate.

Position since Last Accounts Date

2.3(a) Since the Last Accounts Date there has been no material adverse change in the financial or trading position or (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses in the United Kingdom) in the prospects of any Group Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b)      Since the Last Accounts Date:

             (i) the business of each Group Company has been carried on in the ordinary and usual course and no Group Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

            (ii) save as otherwise referred to in this Agreement no dividend or other distribution (within the meaning of section 209, 210, or 418 of the Taxes Act) has been declared, paid or made by any Group Company (except for any dividends provided for in the Last Accounts of that Group Company);

           (iii) no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company (other than to any other Group Company);

            (iv) there has been no material change in the level of borrowing or in the working capital requirements of any Group Company;

             (v) all transactions between each Group Company and the Vendors have been on arm's length terms;

            (vi) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of (pound)10,000 being included as material for this purpose);

           (vii) no Group Company has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of (pound)10,000;

          (viii) no debtor has been released by any Group Company on terms that it pays less than the book value of its debt and no debt in excess of (pound)10,000 owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

            (ix) no change has been made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of the Group by more than (pound)20,000 per annum or the remuneration of any one director or employee by more than (pound)5,000 per annum;

             (x) there has been no unusual increase or decrease in the level of work in progress of any Group Company;

            (xi) there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

           (xii) no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

          (xiii) no resolution of the members of any Group Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings);

           (xiv) the business of each Group Company has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses in the United Kingdom.

Working Capital

2.4 On Completion, the Company will have Net Assets (on a consolidated basis) of at least (pound)55,714.03.

Accounting and other Records

2.5(a) The statutory books, books of account and other records of each Group
Company:

                  (i) are up-to-date and have been maintained in accordance with all applicable laws, Accounting Standards and generally accepted accounting principles of the United Kingdom on a proper and consistent basis;

                  (ii) comprise complete and accurate records of all information required to be recorded therein;

                  (iii) are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which the relevant Group Company is a party.

(b) All accounts, documents and returns required by law to be delivered or made by any Group Company to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

Accounting Reference Date

2.6 The accounting reference date of each Group Company under section 224 of the Companies Act is, and during the last five years always has been, the date specified in Schedule 1 in respect of that Group Company.


DEBT POSITION

Debts owed to the Group

3.1(a) There are no debts owing to any Group Company other than other trade debts incurred in the ordinary and usual course of business which exceed (pound)10,000 in aggregate for the Group as a whole (and none of which exceeds (pound)5,000).

(b) The book debts shown in the Last Accounts of each Group Company have been realised, or will be realised within a period of six (6) months from the Last Accounts Date, at their nominal amount less any specific provision for bad or doubtful debts included in such accounts. The book debts incurred by each Group Company since the Last Accounts Date and which are outstanding as at the date of this Agreement will be realised within six (6) months from such date at not less than 95 per cent of their nominal amount.

Debts owed by the Group

3.2(a) No Group Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for monies borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than moneys borrowed from third parties (which do not exceed (pound)20,000 in aggregate for the Group as a whole) and details of which are set out in the Disclosure Letter.

(b) No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

(c) There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

REGULATORY MATTERS

Licences

4.1(a) Each Group Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on and a summary of all such licences, permissions, authorisations and consents is set out in the Disclosure Letter.

Compliance with Laws

4.2(a) Each Group Company has conducted its business and corporate affairs in accordance with its Memorandum and Articles of Association and in all material respects with all applicable laws and regulations (whether of the United Kingdom or any other jurisdiction).

(b) No Group Company is in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the United Kingdom or any other jurisdiction).

Competition and Fair Trading Laws

4.3(a) No Group Company is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which (i) is registerable under the provisions of the Restrictive Trade Practices Act 1976 (as amended); or (ii) contravenes the provisions of the Resale Prices Act 1976; or (iii) falls within Article 85 and/or Article 86 of the Treaty of Rome; or (iv) falls within
Article 53 and/or Article 54 of the Agreement on the European Economic Area; or
(v) otherwise infringes the competition legislation or practice of any other jurisdiction.

(b) No Group Company has received any process, notice or other communication (formal or informal) by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980 or otherwise), the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any aspect of the business of any Group Company or any agreement, arrangement, concerted practice or course of conduct to which any Group Company is, or is alleged to be, a party.

(c) No Group Company is involved in any practice or agreement as a result of which it is likely to receive any such process, notice or communication as is referred to in paragraph (b).

(d) No Group Company is subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.


THE COMPANY'S ASSETS

Ownership

5.1(a) Each of the assets included in the Last Accounts or acquired by each Group Company since the Last Accounts Date (other than assets sold in the ordinary course of business) is the absolute property of each Group Company. Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

           (i) any hire or lease agreement in the ordinary course of business involving expenditure of less than (pound)10,000 per annum (where the aggregate expenditure of the Group under all such agreements is less than (pound)60,000 per annum);

           (ii) title retention provisions in respect of goods and materials supplied to the Group in the ordinary course of business;

           (iii) the security interests, if any, reflected in the Last Accounts of any Group Company and liens arising in the ordinary course of business by operation of law.

Possession and Third Party Facilities

5.2(a) All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.

(b) Where any assets are used but not owned by any Group Company or any facilities or services are provided to any Group Company by any third party there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

Adequacy of Assets

5.3(a) The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services necessary or desirable for the carrying on of the business of that Group Company in the manner in which it is currently carried on.

(b) The assets of the Company and the facilities and services to which the Company has a contractual right include all assets, facilities and services necessary to enable the Company to conduct its business after Completion in the same manner in all material respects as it was conducted immediately prior to Completion.

(c) No Group Company depends in any material respect upon the use of assets owned by, or facilities or services (other than within the terms of their employment) provided by the Vendor.

Cash

5.4(a) Details of the cash balances of each Group Company as at 30 September 1999 are set out in the Accounts.

(b) Since the date referred to in paragraph (a) the cash balances of each Group Company have not been reduced by any payments except for amounts payable in the ordinary and usual course of business.

Insurances

5.5(a) There is set out in the Disclosure Letter a summary of the insurances maintained by or covering each Group Company. Such insurances are in full force and effect and there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.

(b) No claim is outstanding by any Group Company under any such policy of insurance and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to such a claim.

INTELLECTUAL PROPERTY

Registered Rights

6.1(a) The Disclosure Letter lists: (i) all patents, copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, which are included in the Intellectual Property and owned by or on behalf of each Group Company; (ii) all hardware products and tools, software products and tools, and services that are currently owned, used, held, and whether published, offered, or under development by each Group Company; and (iii) all licenses, sublicenses, transfers, grants of rights and other agreements to which each Group Company is a party and pursuant to which each Group Company or any other person is authorized to use the Intellectual Property or exercise any other right with regard thereto. The disclosures described in (c) of this sub-clause
6.1 include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof (including without limitation a description of all exclusivity, rights of first refusal, and non-competition provisions), the term thereof, and the applicable royalty payable by or to each Group Company, if any, or summary of any formula or procedure for determining such royalty.

(b) The Intellectual Property consists solely of items and rights which are either: (i) owned by a Group Company, (ii) in the public domain or (iii) rightfully used and authorized for use by a Group Company and its successors pursuant to a valid license. All Intellectual Property which consists of license or other rights to third party property is set forth and identified as such in the Disclosure Letter. To the best of Vendors' knowledge, each Group Company has all rights in the Intellectual Property necessary to carry out that Group Company's current and former activities, including without limitation rights necessary to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

Infringement

(c) As far as the Vendor is aware, no Group Company is, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder and the transactions contemplated hereby, will any Group Company be, in material violation of any license, sublicense or other agreement to which that Group Company is a party or otherwise bound and no consent from a party to any such license, sublicense or other agreement is required as a result of such execution, delivery or performance. To the best of Vendor's knowledge, no Group Company is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by any Group Company or its assignees or successors in the Intellectual Property;

(d) To the best of the Vendor's knowledge after due enquiry, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights, by any Group Company does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy or right in personal data of any person. There are no current Costs, and to the best of the knowledge of the Vendor after due enquiry there are no pending or threatened Costs (i) challenging the validity, effectiveness, or ownership by any Group Company of any of the Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology, service or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights, by any Group Company infringes or will infringe on any intellectual property or other proprietary or personal right of any person or (iii) that have been asserted or, to the best knowledge of any the Company and the Vendor, are threatened by any person nor are there any grounds for any bona fide Cost of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the Disclosure Letter and all copyright registrations held by any Group Company are valid, enforceable and subsisting. To the best of the Vendor's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, employee or former employee.

Charges

(e) The Intellectual Property which is owned or otherwise used by each Group Company is not subject to any mortgage, charge, lien or other security interest.

Employee Claims

(f) No claims have been made or threatened by employees or ex-employees claiming proprietary rights over any Intellectual Property created by them whilst employed by any Group Company.

Source Codes

(g) No parties other than a Group Company possess any current or contingent rights to any source code related to the Intellectual Property, including for greater certainty any rights pursuant to a source code escrow agreement.

Assignments

(h) The Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Intellectual Property valid and enforceable written assignments of any such work or other rights to the Company.

Support

(i) The Disclosure Letter includes a true and complete list and summary of principal terms relating to support provided to licensees of all or a portion of the Intellectual Property and any obligations for future support.

Year 2000 Compliance

(j) As far as the Vendor is aware, none of the Intellectual Property will fail as a result of not being fully Year 2000 compliant and none of the Intellectual Property is used by customers for activities where material loss will occur as a result of such Intellectual Property not being so compliant. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of any Intellectual Property or applicable product is or will be materially affected by dates prior to, during or after the calendar year 2000 AD and in particular (but without limitation):

         (1) such Intellectual Property or product accurately receives, provides and processes, and will accurately receive, provide and process, date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including calendar years 1999 and 2000;

         (2) such Intellectual Property or product will not malfunction, cease to function, provide invalid or incorrect results or cause any interruption in the operation of the business of any Group Company as a result of any date/time date;

         (3) date-based functionality of such Intellectual Property or product behaves and will continue to behave consistently for dates prior to, during and after the year 2000;

         (4) in all interfaces and data storage of such Intellectual Property or product, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

         (5) the year 2000 is and will be recognized as a leap year of such Intellectual Property or product;

provided that (A) all information imposed from data sources includes complete dates only; (B) linked tables and other shared data sources include complete dates only; (C) hardware that fails to correctly switch or change dates is not used; and (D) no other source of date inconsistency is entered into the computer system.

Confidential Information

6.2 Where information of a confidential nature has been developed or acquired by any Group Company for the purposes of its business in the five (5) year period prior to the date of this Agreement, so far as the Vendor is aware such information (except insofar as it has fallen into the public domain through no fault of that Group Company or the Vendor) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. No notification has been received by the Vendor of any breach of such confidentiality obligations by any third party.


Records and Software

6.3(a) All the accounting records and systems (including but not limited to computerised accounting systems) of the Group are recorded, stored, maintained or operated or otherwise held by a Group Company and are not wholly or partly dependent on any facilities or systems which are not under the ownership or control of a Group Company.

(b) Each Group Company is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

(c) The Company has been informed that the computer system/software will not give rise to any invalid or incorrect date-related result whether used before, during or after the year 2000.

CONTRACTUAL MATTERS

Material Contracts

7.1 The Disclosure Letter lists all agreements and arrangements of the kinds described in this Warranty 7.1 to which any Group Company is a party. Except as specified in the Disclosure Letter, there is not outstanding any agreement or arrangement to which any Group Company is a party:

(a) which, by virtue of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

           (i) any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

           (ii) any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being created or increased;

(b) which will result in any Group Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Shares by the Purchaser;

(c) to which the Vendor is a party or in which the Vendor or of any Group Company or any person connected with any of them (as described in section 839 of the Taxes Act)) is interested or from which any such person takes benefit, whether directly or indirectly;

(d) entered into otherwise than by way of a bargain at arm's length;

(e) (without prejudice to sub-paragraph (c) above) to which any of the provisions of section 320, 322 or 330 of the Companies Act may apply;

(f) which requires (or confers any right to require) the allotment or issue of any shares, debentures or other securities of any Group Company now or at any time in the future;

(g) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by any Group Company in respect of the obligations or solvency of any third party;

(h) pursuant to which any Group Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts;

(i) which, upon completion by a Group Company of its work or the performance of its other obligations under it, is likely to result in a loss for that Group Company which is not fully provided for in its Last Accounts or which either is not expected to make a normal profit margin or involves an abnormal degree of risk;

(j) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any Group Company is a party;

(k) any power of attorney given by any Group Company or any other authority which would enable any person not employed by any Group Company to enter into any contract or commitment on behalf of any Group Company;

(l) which involves or is likely to involve (i) expenditure by any Group Company in excess of (pound)20,000 or if greater in the ordinary course of business or
(ii) obligations or restrictions of the any Group Company of an unusual or exceptional nature or magnitude and not in the ordinary and usual course of business;

(m) which establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement to which any Group Company is a party;

(n) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which any Group Company is a party;

(o) which is a recognition, procedural or other agreement between any Group Company and any recognised independent trade union;

(p) which is a bid, tender, proposal or offer which, if it became legally binding, would result in any Group Company becoming a party to any agreement or arrangement of a kind described in sub-paragraphs (a) to (p) above.

Defaults

7.2(a) No Group Company is in default under any agreement to which it is a party and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to any such default.

(b) To the best knowledge of the Vendor, no party with whom any Group Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

Trading Relationships

7.3 During the twelve months preceding the date of this Agreement the customers of or suppliers to any Group Company as listed below has ceased to deal with that Group Company or has indicated an intention to cease to deal with that Group Company, either in whole or in part, and, to the best knowledge of the Vendor, no such person is likely to cease to deal with that Group Company or deal with that Group Company on a smaller scale than is currently the case (whether as a result of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement or for any other reason) save that the Purchaser acknowledges that the Vendor has no control over the ordering requirements of any customer or supplier to the extent that such ordering requirements may fluctuate year by year.

[INSERT LIST OF CUSTOMERS]

Grants

7.4 No Group Company has done or agreed to do anything as a result of which, and the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement is not likely to have the result that, either:

(a) any investment or other grant or allowance paid to any Group Company is or will be liable to be refunded in whole or in part; or

(b) any such grant or allowance for which application has been made by any Group Company will not be paid or will be reduced.

LITIGATION AND INVESTIGATIONS


Litigation

8.1(a) No Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning any Group Company or any of its assets.

(b) No governmental or official investigation or inquiry concerning any Group Company is in progress or so far as the Vendor is aware pending.

(c) The Vendor is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph
(a) or paragraph (b).

Defective Products

8.2 No Group Company has manufactured, sold or supplied any product or service which is or was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by any Group Company or with all applicable laws, regulations, standards and requirements in circumstances where the liability of the relevant Group Company is not fully covered by product liability insurance and will or is likely to exceed any provision or reserve for product liability claims included in the Last Accounts of that Group Company.

DIRECTORS AND EMPLOYEES

Employees

9.1(a) The Disclosure Letter sets out or refers to a list of all employees of each Group Company showing, by reference to appropriate grades or categories, the remuneration payable and other principal benefits which that Group Company is bound to provide.

(b) No Group Company has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on that Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

Agreements

9.2 Except as specified in the Disclosure Letter, there is not in existence any written or unwritten contract of employment with a director or an employee of any Group Company (or any contract for services with any person) which cannot be terminated by three (3) months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

Compliance

9.3 Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

Disputes

9.4(a) No dispute has arisen within the last five (5) years between any Group Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) and so far as the Vendor is aware there are no present circumstances which are likely to give rise to any such dispute.

(b) To the best knowledge of the Vendor, there are no enquiries or investigations affecting any Group Company (and none pending or threatened) by the Equal Opportunities Commission or the Commission for Racial Equality or similar authority in any other jurisdiction.

Incentive Schemes

9.5 Except as specified in the Disclosure Letter, no Group Company has in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.

Payments on Termination

9.6 Except to the extent (if any) to which provision or allowance has been made in the Last Accounts of each Group Company:

(a) no outstanding liability has been incurred by any Group Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services;

(b) no gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company.

Redundancies

9.7 No Group Company has within the period of one (1) year preceding the date of this Agreement:

(a) given notice of any redundancies to the relevant Secretary of State or started consultations with any independent trade union under the provisions of Part IV of the Employment Protection Act 1975 or failed to comply with any such obligation under the said Part IV;

(b) been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with any duty to inform and consult any independent trade union under the said Regulations.

Effect of Sale

9.8 To the best knowledge of the Vendor, no officer or senior employee of any Group Company intends to resign as a result of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement.


INSOLVENCY ETC.

10.1 No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to any Group Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

10.2 No composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

10.3 No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

10.4 No Group Company has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, or (in Scotland) an unfair preference or a gratuitous alienation, under sections 238 to 245 and/or sections 339 to 344 of the Insolvency Act.

10.5 All charges in favour of any Group Company required to be registered in accordance with the provisions of sections 395 and 398 of the Companies Act have been so registered or comply with all necessary formalities as to registration or otherwise in any foreign jurisdiction.

10.6 No person who now is, or who at any time within the last three years was, a director or officer of any Group Company is, or at any material time was, subject to any disqualification order under the Companies Act, the Insolvency Act or the Company Directors Disqualification Act 1986.

10.7 No events or circumstances analogous to any of those referred to in Warranties 10.1 to 10.6 have occurred in any jurisdiction outside England.

10.8 To the best knowledge of the Vendor, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in Warranties 10.1 to 10.7 if the Warranties were to be repeated at any time on or before Completion.

TAXES

11.1 For the purposes of Warranties 11.2 to 11.9 the term "Company" shall include the Subsidiaries.

Inheritance Tax

11.2 The Company has not made or received any transfers of value within Sections 94 or 99 of the Inheritance Tax Act 1984.

       (a) The Company has not been a party to associated operations in relation to a transfer of value within the meaning of Section 268 of the Inheritance Tax Act 1984.

       (b) There is no outstanding Inland Revenue charge under Section 237 of the Inheritance Tax Act 1984 over the assets of or the shares in the Company.

       (c) No person has by virtue of Section 212 of the Inheritance Tax Act 1984 any power of sale, mortgage or charge in respect of any share in or asset of the Company.

Purchase of Own Shares

11.3 The Company has not purchased redeemed or repaid nor agreed to purchase redeem or repay any of its own shares in circumstances to which Section 219 of the Taxes Act applies.

Gains Accruing to Non-Resident Companies or Trusts

11.4 There has not accrued any gain in respect of which the Company may be liable to corporation tax on chargeable gains by virtue of the provisions of Sections 13 or 86 to 98 or Schedule 5 of the TCGA.

Offshore Funds

11.5 The Company does not own nor has owned at any time a material interest in an offshore fund which is or has at any material time been a non-qualifying offshore fund as defined by Section 760 of the Taxes Act.

No Interest in a Controlled Foreign Company

11.6 Other than Virtual Presence, Inc. and SIM Team SARL (as appropriate), the Company does not have and never has had any interest in a controlled foreign company as defined in Section 747 of the Taxes Act.

Residence

11.7 Other than Virtual Presence, Inc. and SIM Team SARL, the Company is and has always been resident only in the United Kingdom.

Returns, Records and Payments

11.8 The Company has maintained full, accurate and complete records of all Taxation matters where required by law to do so including (without limitation) in relation to deductions made and/or accounted for in relation to National Insurance Contributions and sums deducted under the PAYE system.

       (a) All returns, computations and payments which should be, or should have been, made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date and were when given in all material respects correct and on a proper basis and none of them is, or is anticipated by the Vendor to be the subject of any material dispute with any Taxation Authority.

       (b) The Company is not and has not at any time been liable to pay any penalty or interest charged by virtue of the provisions of the Taxes Management Act 1970 or other Taxation legislation.

       (c) There is no dispute and there has not at any time been any dispute between the Company and any taxation authority, and the Company is not and has not at any time been the subject of any investigation or discovery by any Taxation Authority and there are no facts known to the Vendor which are likely to give rise to any such disputes or investigation.

       (d)    The Company has no pension schemes or profit related pay schemes.

       (e) No intra-group dividends or loan interest have been paid by the Company.

       (f)    The Company has not made any claims for the surrender of ACT.

       (g) There are no arrangements in relation to the Company which any Taxation Authority has agreed to operate which are not based on a strict application of the relevant legislation.

       (h) All payments made by the Company to employees, ex-employees or to any other person which ought to have been made under the deduction of taxation have been so made.

       (i) The Company has duly and properly accounted to the relevant taxation authority for all taxation deducted where required by law to do so.

       (j) The Company has duly and properly accounted to the Inland Revenue for all Taxation chargeable on benefits provided for employees and ex-employees of the Company.

       (k) All National Insurance, National Insurance Contributions and sums payable to the Inland Revenue under the PAYE system up to the date of this Agreement have been duly and properly paid.

Other

11.9   (a)    The Company is a close company within the meaning of Section 414 of the Taxes Act;

       (b) The Company is not, nor at any time has been, a close investment holding company within the meaning of Section 13A of the Taxes Act;

       (c) The Company has not been the subject of any Inland Revenue, Contributions Agency or Customs & Excise investigations;

       (d) There has been no major change in the nature or conduct of the Company's trade in the previous three years;

       (e) There have been no transfers of an asset to the Company to which s171(1) TCGA 1992 applies within the past six years;

       (f) There have been no balancing charges of transfers of assets within the group under s157 CAA 1990;

       (g) Notice has been given of all expenditure on machinery and plant on which capital allowances are to be claimed;

       (h) There are no material differences between the book value of fixed assets in the accounts and their capital gains base cost;

       (i) There has been no restriction of allowable losses due to depreciatory transactions, dividend stripping or value shifting;

       (j) There has been no disposal of an asset to a connected person giving rise to an allowable loss;

       (k) The Company has not, since the Last Accounts Date, been a party to a transaction to which sections 703 to 709 (cancellation of tax advantages from certain transactions in securities) or section 776 ICTA 1998 (transactions in land taxation of capital gains), have been, or could be, applied other than transactions in respect of which all necessary consents or clearances were obtained. The Company has not since the Last Accounts Date carried out or been engaged in a transaction or arrangement to which Schedule 28AA ICTA 1988 has been applied except within another company in the Group;

       (l) No tax liability has arisen as a result of the provision of loans to participators in the Company;

       (m) The value of the Company's shares has not been reduced by it transferring any asset to any person at an undervalue;

       (n) The Company has duly registered and is a taxable person for the purposes of Value Added Tax. The Company has complied with all statutory requirements, orders, provisions, directions or conditions relating to Value Added Tax.

       (o) The Company maintains materially complete, correct and up-to-date records for the purposes of compliance with Value Added Tax legislation.

       (p) There is no group of companies of which the Company is or has been a member for Value Added Tax purposes.

       (q) The Company owns no assets to which Part XV of the Value Added Tax Regulations 1995 applies.

AVOIDANCE TRANSACTIONS

12.1 The Vendor has not entered into (nor will he prior to 30 September 2001 enter into) any transaction or series of transactions for the primary purpose of limiting the ability of the Purchaser to collect any liability owing to the Purchaser (whether at the time being owing or not) under this Agreement or the Tax Indemnity.

SIGNED by THOMAS MURPHY                   )
for and on behalf of                      )    ------------------------------
MUSE TECHNOLOGIES INC. in the             )
presence of                               )







SIGNED by the said                        )
JOHN EDMUND HOUGH in the                  )
presence of:                              )    ------------------------------
                                          )